CBS INC. and subsidiaries

            EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In millions, except per share amounts)

                                                    PRIMARY
                                        Three months        Nine months
                                    ended September 30    ended September 30

                                        1994    1993        1994    1993
Earnings:
 Net Income                             $58.5  $118.2      $237.1  $279.8
 Post-tax interest on convertible
  debentures (assumes conversion
  of debt)*                                 -       -           -     3.3
 Dividends on Series B preference
  stock (note 6)                         (2.4)   (3.2)       (9.2)   (9.5)
 Net income applicable to common
  shares                                $56.1  $115.0      $227.9  $273.6

Shares:
 Weighted average number of common
  shares outstanding                     72.6    77.3        75.9    72.9
 Common stock equivalents                   -      .5           -     4.7
 Adjusted shares**                       72.6    77.8        75.9    77.6

Per share **:

 Net income                             $ .77   $1.48      $ 3.00  $ 3.53




 *The debentures were converted in May 1993. Conversion was assumed for all prior periods.

**In accordance with Accounting Principles Board Opinion No. 15, for all periods presented earnings per share amounts were calculated based on adjusted shares which reflected the retroactive recognition of the stock split (note 8).











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                          CBS INC. and subsidiaries

      EXHIBIT 11 (continued) - COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In millions, except per share amounts)


                                                FULLY DILUTED
                                        Three months        Nine months
                                    ended September 30    ended September 30

                                        1994    1993        1994    1993
Earnings:
 Net Income                            $58.5   $118.2      $237.1  $279.8
 Post-tax interest on convertible
  debentures (assumes conversion
  of debt)*                                -        -           -     3.3
 Net income applicable to common
  shares                               $58.5   $118.2      $237.1  $283.1

Shares:
 Weighted average number of common
  shares outstanding                    72.6     77.3        75.9    72.9
 Common stock equivalents                 .6       .5          .6     4.7
 Assumed conversion of Series B
  preference stock                       3.7      4.3         4.0     4.3
 Adjusted shares**                      76.9     82.1        80.5    81.9

Per share **:

 Net income                            $ .76    $1.44      $ 2.94  $ 3.46




 *The debentures were converted in May 1993. Conversion was assumed for all prior periods.

**In accordance with Accounting Principles Board Opinion No. 15, for all periods presented earnings per share amounts were calculated based on adjusted shares which reflected the retroactive recognition of the stock split (note 8).









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